METHODE ELECTRONICS, INC. REPORTS FISCAL 2013
FIRST-QUARTER EARNINGS PER SHARE IMPROVED
TO 10¢ FROM 4¢ YEAR OVER YEAR

Fiscal 2013 Earnings Guidance Increased
Delphi Litigation Settled

Chicago, IL - August 30, 2012 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2013 first quarter ended July 28, 2012.

First-Quarter Fiscal 2013
Methode's first-quarter Fiscal 2013 net sales grew $7.9 million, or 7.1 percent, to $118.7 million from $110.8 million in the same quarter of Fiscal 2012.

Net income increased $2.4 million to $3.9 million, or $0.10 per share, in the first quarter of Fiscal 2013 from net income of $1.5 million, or $0.04 per share, in the same period of Fiscal 2012. Year over year, Fiscal 2013 first-quarter net income benefitted from:

•	higher overall sales volume;

•	higher Other segment income of $2.0 million as a result of increased torque-sensing product sales;

•	lower performance-based compensation and severance expense of $0.6 million;

•	commodity pricing adjustments of $0.9 million in the Automotive segment; and

•	lower legal expenses of $0.6 million.

Year-over-year, Fiscal 2013 first-quarter net income was negatively affected by:

•	higher income tax expense of $0.4 million;

•	higher selling and administrative expense of $0.4 million due to the acquisitions of Advanced Molding and Decoration (AMD); and

•	higher costs of $0.2 million related to the design, development and engineering of a North American automotive program.

Consolidated gross margins as a percentage of sales were relatively flat at 18.0 percent in the Fiscal 2013 first quarter compared to 18.1 percent in the same period of Fiscal 2012. Gross margins decreased slightly as a result of higher design, development and engineering costs for a new automotive program scheduled to launch in late Fiscal 2013 and increased sales of automotive product that has higher prime cost due to the current high percentage of purchased content, partially offset by lower costs related to vendor production and delivery issues, the commodity price adjustment, a favorable product mix in the Interconnect segment, lower commodity pricing in the Power Products segment and increased sales and lower purchased content in the Other segment.

Methode Electronics, Inc. Reports Fiscal 2013 First-Quarter Financial Results

Selling and administrative expense decreased $1.4 million, or 7.5 percent, to $17.2 million in the Fiscal 2013 first quarter compared to $18.6 million in the prior-year first quarter due primarily to lower legal expense and lower salary, stock-based compensation, severance, travel and bad debt expenses, partially offset by higher expense related to the acquisitions of AMD. Selling and administrative expense as a percentage of net sales decreased to 14.5 percent for the Fiscal 2013 first quarter compared to 16.8 percent in the same period last year.

In the Fiscal 2013 first quarter, income tax expense was $0.4 million compared to no net tax expense for the Fiscal 2012 period. Income tax expense for the Fiscal 2013 period relates to income taxes on foreign profits. In the Fiscal 2012 period, a benefit of $1.1 million related to tax credits in Malta offset $1.1 million of tax expense on foreign profits.

First-Quarter Fiscal 2013 Segment Comparisons
Comparing the Automotive segment's first quarter of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales increased 13.2 percent attributable to

•
a 114.5 percent sales improvement in North America due to higher demand for the Ford center console program and lead frame assembly products, which represented 52.4 percent of the increase, and to sales from the AMD acquisition; partially offset by

•	a 5.0 percent sales decrease in Europe primarily due to fluctuation in currency exchange rates; and

•	a 14.2 percent sales decrease in Asia attributable to lower sales of lead frame assembly products due to the planned partial transfer of this business to North America.

•
Gross margins as a percentage of sales decreased to 13.2 percent from 14.8 percent due to higher design, development and engineering costs for new programs and new product launches, as well as the increased sales of automotive product that has higher prime cost due to the current high purchased content, partially offset by commodity pricing adjustments and lower costs related to vendor production and delivery issues.

•
Income from operations increased 22.7 percent due to increased sales, the commodity pricing adjustments and lower selling and administrative expenses, partially offset by higher design, development and engineering costs and administrative expense due to the AMD acquisition.

Comparing the Interconnect segment's first quarter of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales decreased 2.2 percent attributable to

•	a 19.4 percent sales decline in Europe due primarily to the lack of sales to a financially distressed radio remote control distributor, as well as lower sensor product sales; and

•	an 18.4 percent sales decline in Asia due to lower demand for radio remote control products and lower sales of legacy products due to the planned exit of a product line; partially offset by

•	a 7.9 percent sales increase in North America due to higher appliance and data solutions products demand.

•
Gross margins as a percentage of sales improved to 29.3 percent from 28.4 percent due primarily to higher sales of data solutions products partially offset by development costs for products scheduled to launch in the Fiscal 2013 second quarter.

•	Income from operations increased 14.0 percent due to favorable sales mix and lower selling and administrative expenses.

Comparing the Power Products segment's first quarter of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales decreased 5.5 percent attributable to

•	a 7.0 percent sales decline in North America due to lower demand for cabling and heat sink products, partially offset by higher busbar demand;

Methode Electronics, Inc. Reports Fiscal 2013 First-Quarter Financial Results

•	a $100,000 sales decline in Europe on a small base of business due to lower busbar demand; and

•	flat sales in Asia.

•	Gross margins as a percentage of sales improved to 16.5 percent from 15.6 percent due to favorable raw material commodity pricing and product mix in the North American business.

•	Income from operations increased 50.0 percent due to favorable raw material commodity pricing and selling and administrative expenses offset by lower sales.

Delphi Litigation Update
In August 2012, the Company and the various Delphi parties agreed to settle all Delphi related litigation matters. In addition to resolving all claims between the parties, the Company will assign certain patents to Delphi and enter into to a non-compete with respect to the related technology. In exchange, the Company will receive a payment of $20.0 million, half of which will be paid in October 2012 and half of which will be paid in January 2013. The Company expects to record the entire gain in the second quarter of fiscal 2013.

Guidance
Methode reiterates its full-year Fiscal 2013 sales guidance of $495 to $525 million. However, the Company increased its Fiscal 2013 earnings per share guidance to $0.66 to $0.81 due to higher than expected first-quarter profitability coupled with the expected absence of Delphi related legal fees beginning in the third quarter of this fiscal year. This guidance excludes the settlement with Delphi, which the Company expects to be recorded as a gain during the second quarter of Fiscal 2013. The launch of a user interface panel for a large laundry program, along with the launch of multiple automotive programs in Europe in the second and third quarters, is expected to improve second and third-quarter sales and earnings sequentially. Additionally, the launch of the General Motors center console program in the fourth quarter is anticipated to make that quarter the Company's strongest in sales and earnings for Fiscal 2013.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “First-quarter sales remained strong in our Automotive segment, while we continued to experience softness in our Interconnect and Power Products segments. We anticipate softness in these two segments to continue into the next quarter, particularly for the Interconnect segment, which will experience OEM-driven lower than anticipated volume in the new laundry platform in the second quarter. However, first-quarter earnings above our original expectations contributed to an improved earnings outlook for Fiscal 2013."

Mr. Duda concluded, “While we remain cautious about the macroeconomic environment in Europe in the near term, the growth we foresee in our businesses through several major launches this fiscal year in our Automotive and Interconnect segments continues to set the stage for margin and earnings improvement for Fiscal 2013 and beyond.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

Methode Electronics, Inc. Reports Fiscal 2013 First-Quarter Financial Results

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through September 13 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Account number 286 and Conference ID number 398940. On the Internet, a replay will be available for 30 days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global manufacturer of component and subsystem devices with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We are a global designer and manufacturer of electronic and electro-mechanical devices. We design, manufacture and market devices employing electrical, radio remote control, electronic, wireless, sensing and optical technologies. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are found in the primary end markets of the aerospace, appliance, automotive, construction, consumer and industrial equipment markets, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), rail and other transportation industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) further downturns in the automotive industry or the bankruptcy of certain automotive customers; (4) ability to compete effectively; (5) customary risks related to conducting global operations; (6) dependence on the availability and price of raw materials; (7) dependence on our supply chain; (8) ability to keep pace with rapid technological changes; (9) ability to improve gross margin due to a variety of factors, (10) ability to avoid design or manufacturing defects; (11) ability to protect our intellectual property; (12) ability to withstand price pressure; (13) the usage of a significant amount of our cash and resources to launch new North American automotive programs; (14) location of a significant amount of cash outside of the U.S.; (15) currency fluctuations; (16) ability to successfully benefit from acquisitions and divestitures; (17) ability to withstand business interruptions; (17) income tax rate fluctuations; (19) ability to implement and profit from newly acquired technology; and (20) the future trading price of our stock.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Methode Electronics, Inc. Reports Fiscal 2013 First-Quarter Financial Results

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except shares and per share data)

	Three Months Ended
	July 28, 2012	July 30, 2011

Net sales	$118,737	$110,804

Cost of products sold	97,271	90,824

Gross margins	21,466	19,980

Selling and administrative expenses	17,296	18,562

Income from operations	4,170	1,418

Interest (income)/expense, net	(46)	4
Other income, net	(41)	(43)

Income before income taxes	4,257	1,457

Income tax expense	430	22

Net income	3,827	1,435

Less: Net loss attributable to noncontrolling interest	(62)	(59)
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$3,889	$1,494

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.10	$0.04
Diluted	$0.10	$0.04
Cash dividends:
Common stock	$0.07	$0.07
Weighted average number of Common Shares outstanding:
Basic	37,391,831	37,277,306
Diluted	37,893,873	37,518,183

METHODE ELECTRONICS, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	As of	As of
	July 28, 2012	April 28, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$85,147	$86,797
Accounts receivable, net	94,677	98,359
Inventories:
Finished products	9,678	7,001
Work in process	14,729	14,235
Materials	22,953	22,325
	47,360	43,561
Deferred income taxes	3,335	3,529
Prepaid and refundable income taxes	635	1,015
Prepaid expenses and other current assets	9,017	7,172
TOTAL CURRENT ASSETS	240,171	240,433
PROPERTY, PLANT AND EQUIPMENT	276,585	277,451
Less allowances for depreciation	195,136	200,299
	81,449	77,152
GOODWILL	16,422	16,422
INTANGIBLE ASSETS, net	16,215	16,620
PRE-PRODUCTION COSTS	14,405	16,215
OTHER ASSETS	36,818	36,806
	83,860	86,063
TOTAL ASSETS	$405,480	$403,648
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$54,038	$54,775
Other current liabilities	35,761	37,102
TOTAL CURRENT LIABILITIES	89,799	91,877
LONG-TERM DEBT	56,500	48,000
OTHER LIABILITIES	3,378	3,413
DEFERRED COMPENSATION	4,982	4,801
NON-CONTROLLING INTEREST	257	333
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,402,678 and 38,375,678 shares issued as of July 28, 2012 and April 28, 2012, respectively	19,201	19,188
Additional paid-in capital	78,630	77,652
Accumulated other comprehensive income	8,624	15,573
Treasury stock, 1,342,188 shares as of July 28, 2012 and April 28, 2012	(11,377)	(11,377)
Retained earnings	155,304	154,008
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	250,382	255,044
Noncontrolling interest	182	180
TOTAL EQUITY	250,564	255,224
TOTAL LIABILITIES AND EQUITY	$405,480	$403,648

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in thousands)

	Three Months Ended
	July 28, 2012	July 30, 2011
OPERATING ACTIVITIES
Net income	$3,827	$1,435
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	3,910	3,439
Amortization of intangibles	404	462
Amortization of stock awards and stock options	991	1,110
Changes in operating assets and liabilities	(2,945)	(231)
Other	—	286
NET CASH PROVIDED BY OPERATING ACTIVITIES	6,187	6,501

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(11,415)	(4,553)
NET CASH USED IN INVESTING ACTIVITIES	(11,415)	(4,553)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	198
Cash dividends	(2,592)	(2,589)
Proceeds from borrowings	8,500	27,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,908	24,609

Effect of foreign currency exchange rate changes on cash	(2,330)	424

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(1,650)	26,981
Cash and cash equivalents at beginning of period	86,797	57,445
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$85,147	$84,426